CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in SolarWinds, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
February 14, 2014